Exhibit 10.39

November 5, 2013

Dr. Juergen Froehlich

19 Prescott Street

Newton, MA 02460

(tel 617 505 8824 – cell)

Re: Employment Terms

Dear Juergen,

On behalf of Aradigm Corporation (the “Company”), I am very pleased to offer you the position of Chief Medical Officer (“CMO”), on the following terms. Your employment shall commence (the “Employment Commencement Date”) today, i.e., on November 5, 2013.

POSITION

You will serve in an executive capacity and shall perform the duties of CMO as commonly associated with this position, as specified in the Bylaws of the Company, and as required by the Board of Directors of the Company (the “Board”). You will report to Chief Executive Officer. It is anticipated that you will spend, on average, no less than approximately one week per month at the executive offices of the Company, currently located in Hayward, California.

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Your employment relationship with the Company shall also be governed by, and you will be required to comply with, the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. The Company reserves the right to change the Company’s general employment policies and procedures, from time to time in its discretion.

COMPENSATION

Your initial annual base salary will be $365,000, less standard payroll deductions and withholdings. You will be paid in bi-weekly installments on the Company’s standard paydays in accordance with Company practice and policy. Although the Board will consider increasing your annual base salary after you have been employed for at least one year, it is not required to increase your base salary.

In addition, you will be eligible to earn an annual performance bonus. Your target bonus is 40% of your base salary.

The Board will determine whether you have earned a bonus and the amount of any such bonus based on the overall performance of the Company and your personal contributions. The actual performance bonus paid can be from zero to 60% of the base salary. You will begin to be eligible for bonus for the calendar year 2014 and thereafter. You must be an employee in good standing on the bonus calculation date to earn and be eligible to receive a bonus. Your compensation terms (including base salary and bonus eligibility) are subject to review and change in the discretion of the Board (or any authorized committee thereof).

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277

EQUITY INCENTIVES

Subject to Board approval, the Company will issue you an option (the “Option”) to purchase 500,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Board. The Option will be subject to a four-year vesting period subject to your continued service to the Company (as defined in the Plan), with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of your vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of your continued service thereafter. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement.

In addition, you will be eligible to earn a one-time stock bonus of 300,000 shares, and one-time stock bonus of 200,000 under the Plan based on the achievement of the following performance objectives:

a)	300,000 shares when the first patient received the first dose in the ORBIT-3 trial.
b)	200,000 shares when the first patient received the first dose in the ORBIT-4 trial

However, the value of this stock bonus shall be limited to $500,000 for each of a) and b) (i.e., the total value could not exceed $1,000,000) and, therefore, if the per share value of the Company’s common stock is such that when the bonus is earned at occasions a) or b) above, the value exceeds $500,000 (the number determined by the Board at that time of each grant as the number of shares times the share price), the number of shares subject to your stock bonus shall be reduced accordingly for each of the stock bonuses.

EMPLOYEE BENEFITS

You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the Company to its executive employees generally, including the Executive Officer Severance Benefit Plan and a Change of Control Agreement, as well as group medical and dental insurance coverage, disability insurance coverage, life insurance coverage, 401(k) Plan, paid vacation, and Company holidays. You will receive additional information concerning the Company’s benefit plans after you commence employment. The Company may modify its benefits programs from time to time in its discretion.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Attachment A.

INDEMNITY AGREEMENT

The Company will enter into its standard form of Indemnity Agreement with you, a copy of which is attached as Attachment B.

PROTECTION OF THIRD PARTY INFORMATION

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277

OUTSIDE ACTIVITIES

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind consent, in its sole discretion, to your service as a director of all other corporations or participation in other business or public activities, if it determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

AT-WILL EMPLOYMENT RELATIONSHIP

Your employment relationship with the Company is at-will. Accordingly, subject to the Company’s obligations, if any, under the Executive Officer Severance Plan or your Change of Control Agreement, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

MISCELLANEOUS

This letter, including the attached Proprietary Information Agreement, the Indemnity Agreement and your Change of Control Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those changes expressly reserved herein to the Company’s or the Board’s discretion, can only be pursuant to a written agreement approved by the Board and signed by you and a duly-authorized representative of the Board. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If the terms of this offer are agreeable to you, please sign and return this letter by November 4, 2013 to indicate your acceptance of employment with the Company on the terms set forth herein.

As you will be spending a considerable portion of your time working from your home in Boston, the Company will provide you with reasonable equipment and technology to work and communicate from your home office. The Company will also pay for reasonable travel expenses between your home and Aradigm as well as for accommodation when you are working at Aradigm away from your home in Boston and when you are traveling on Aradigm business.

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277

Juergen, our management team and the members of our Board are very impressed by your background and experience and we look forward to working together.

Sincerely,

Dr. Igor Gonda CEO and President Aradigm Corporation Understood, Accepted and Agreed:

Dr. Juergen Froehlich

Date:

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277

ATTACHMENT A

Employee Name:

ARADIGM CORPORATION

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Aradigm Corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, know-how, drawings, clinical data, test data, formulas, methods, samples, developmental or experimental work, (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, manufacturing, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                 , 2013.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND AGREE TO ITS TERMS. I HAVE ALSO COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Dated:		ARADIGM CORPORATION 3929 Point Eden Way Hayward, CA 94545
Juergen Froehlich
By:
Igor Gonda

	Title:	Chief Executive Officer

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

(2) Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Date:

WITNESSED BY:

Dated:

EXHIBIT B

TO:	ARADIGM CORPORATION

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Aradigm Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.